EXHIBIT 10.30

EXECUTION COPY

ASSET TRANSFER AGREEMENT

          This Asset Transfer Agreement (this “Agreement”) dated as of June 17, 2009, is entered into by and between Zygo Corporation, a Delaware corporation (“Zygo”), and Nanometrics Incorporated, a Delaware corporation (“Nano”).

RECITALS

          A. Zygo has developed and is the owner of certain technology related to interferometers (the “Automated Interferometers”), including the “heads,” the control, monitoring and analysis software, and electronic control systems, as well as the automation of the systems that use these technologies.

          B. Zygo seeks to establish a relationship with Nano, and Nano intends to establish a relationship with Zygo, pursuant to which Nano becomes the exclusive provider of the product referred to by Zygo as the “Unifire” and other Approved Systems (as defined below) in the Approved Markets (as defined below) that incorporate Heads (as defined below), subject to the terms and conditions hereof, and in that certain Supply Agreement, dated as of the Closing Date, by and between Zygo and Nano, attached hereto as Exhibit D (the “Supply Agreement”).

AGREEMENT

          In consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and the Supply Agreement, and other good and valuable consideration, the receipt and sufficiency of which each of the parties hereby acknowledges, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

          1.1 Transfer of Assets. Upon and subject to the terms and conditions of this Agreement, Zygo shall transfer, convey, assign and deliver to Nano at the Closing, for the consideration specified in Section 1.3 below, (a) all right, title and interest in, to and under the Acquired Assets (which are listed on Schedule A-1 hereto), and (b) subject to Section 4.6 hereof, all its rights and obligations under the Assigned Contracts (which are listed on Schedule A-2 hereto).

          1.2 Assumption of Liabilities. Upon and subject to the terms and conditions of this Agreement, Nano shall assume as of the Closing and become responsible for the Assumed Liabilities (which are listed on Schedule B hereto).

          1.3 Consideration. The consideration for the transfer of assets is the execution of the Supply Agreement and this Agreement, and the related covenants of Nano hereunder and thereunder.

          1.4 The Closing.

                     (a) The Closing shall take place at the offices of Fulbright & Jaworski L.L.P. in New York, New York, commencing at 1:00 p.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

                    (b) At the Closing:

                              (i) Zygo shall execute and deliver to Nano a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”), and such other instruments of conveyance as Nano may reasonably request in order to (A) effect the sale, transfer, conveyance and assignment to Nano of valid ownership of the Acquired Assets, and (B) subject to Section 4.6 hereof, assign to Nano all its rights and obligations under the Assigned Contracts;

                              (ii) Zygo shall deliver to Nano, or otherwise put Nano in possession and control of, all of the Acquired Assets of a tangible nature;

                               (iii) Nano and Zygo shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above;

                               (iv) Nano shall execute an instrument of assumption in substantially the form attached hereto as Exhibit B (the “Assumption Agreement”) to effect the assumption of the Assumed Liabilities;

                               (v) Nano and Zygo shall execute and deliver to each other the Supply Agreement; and

                               (vi) Nano and Zygo shall execute and deliver to each other the Sublease Agreement.

                    (c) As soon as practicable after the Closing, but in any event prior to the shipment by Zygo to Nano of the Purchased Inventory or the Demo Equipment, Nano shall execute and deliver to Zygo a security agreement granting Zygo a first perfected security interest in the Purchased Inventory and Demo Equipment (as later defined), and a corresponding UCC-1 financing statement, both in a form reasonably acceptable to Zygo, to ensure Zygo’s receipt of the Purchased Inventory Purchase Price and Demo Equipment Purchase Price or the return of such transferred assets.

          1.5 Sublease of Hillsboro Facility.

          (a) At Closing, Nano and Zygo shall enter into a sublease agreement (the “Sublease Agreement”) pursuant to which Nano will sublease from Zygo, and Zygo will sublease to Nano, Zygo’s facility located at 2925 N.W. Aloclek Drive, Suite # 100 Hillsboro, Oregon (the “Oregon Facility”), consisting of 6,410 square feet of space, through December 31, 2012, for monthly rent in an amount equal to the current base rent and any other charges otherwise payable by Zygo under its existing lease of the Oregon Facility.

          (b) As of the Closing, Nano and Zygo agree as follows

                              (i) Zygo hereby leases to Nano and Nano hereby leases from Zygo, for the monthly rent equal to the amortization of the fixed assets described in Section 2.15 of Exhibit C over the life of the Sublease Agreement based on an interest rate of zero percent, the Personal Property (as hereinafter defined) on the terms and conditions of this Section 1.5(b). The term “Personal Property” means certain improvements, furniture, phone system and fixed assets described in Section 2.7 of Exhibit C. This lease of Personal Property shall expire and terminate at such time the Sublease Agreement shall expire or earlier terminate. This lease of Personal Property and any conveyance of Personal Property are made AS-IS, WHERE-IS, without any warranty of merchantability of suitability for any particular purpose, all rights waived by Nano.

                               (ii) Nano shall maintain the Personal Property in its existing condition, ordinary wear and tear excepted, at its sole cost and expense. Nano shall bear the entire risk of loss or damage to the Personal Property during the term of this lease, and Nano shall insure the Personal Property at all times against risks of loss or damage by fire, theft and such other risks as may be covered by the insurance generally carried by Nano in respect of its personal property. All insurance proceeds shall be payable to Nano, and Nano shall pay to Zygo all insurance proceeds paid to Nano in respect of the Personal Property. Nano may not remove the Personal Property from the Oregon Facility without the consent of Zygo. Nano shall not grant any security interest in the Personal Property or in any other manner assign, pledge, hypothecate, mortgage, lease, sublease, encumber or otherwise transfer the Personal Property or its interest in the Personal Property.

                               (iii) Upon termination of this lease of Personal Property, Nano shall return the Personal Property to Zygo in the condition in which it was leased to Nano, ordinary wear and tear excepted.

          1.6     Payment for Inventory.

                     (a) Nano is purchasing the inventory described in Schedule A-1 (the “Purchased Inventory”) for $2,014,000, subject to adjustment after Closing pursuant to Section 1.6(c) hereof (the “Purchased Inventory Purchase Price”). Nano shall pay for the Purchased Inventory in the manner described in this Section. Within ten (10) days after the end of the month in which Nano receives payment on the sale by Nano of each Automated Interferometer System that includes Purchased Inventory, Nano shall pay to Zygo an amount equal to the price paid to Nano by Nano’s customer for such entire system (adding back the dollar amount of any set-offs or other types of credits, or reductions to the purchase price actually applied, for amounts Nano may otherwise owe to such customer) but reducing such by the cost of the Head included in the Automated Interferometer System (which will be paid for in accordance with the Supply Agreement), to be applied toward the Purchased Inventory Purchase Price, until the total Purchased Inventory Purchase Price has been paid in full, and thereafter to the Demo Equipment Purchase Price (as defined below) until such amount has been paid in full. For example, if Nano sells an Automated Interferometer System for $1,200,000 that includes any Purchased Inventory, and the outstanding balance of the Purchased Inventory Purchase Price exceeds $1,200,000 at the time of such sale, then Nano shall pay to Zygo the amount of $1,200,000 less the cost of the Head included in such System (which will be paid for in accordance with the Supply Agreement) within ten (10) days after the end of the month in which Nano receives payment from Nano’s customer, and such amount shall be applied toward the outstanding balance of the Purchased Inventory Purchase Price.

                     (b) Nano hereby agrees that, from and after the Closing Date until such time as the Purchased Inventory Purchase Price and the Demo Equipment Purchase Price have been paid in full (or, in the case of subsection (b)(v) below, until 30 days following the calendar quarter during which the last of such outstanding amounts shall have been paid in full):

                              (i) in the production of any Automated Interferometer System, Nano shall first utilize the Purchased Inventory prior to utilizing alternatively available inventory

                               (ii) Nano shall not use Purchased Inventory for any purpose other than the production of such systems or in connection with providing warranty service or other service with respect to Automated Interferometer Systems sold by Zygo or by Nano;

                               (iii) Nano shall sell the Automated Interferometer System for cash consideration (including a check or money order) and shall set pricing based on its standard practices for ordinary course arms-length third party transactions (“Standard Prices”);

                               (iv) Nano shall make diligent efforts, consistent with its historical practice, to collect payment for all sales of its Automated Interferometer Systems as to which all or any portion of such payment shall be paid to Zygo pursuant to the provisions of Sections 1.6 and/or 1.7 hereof; and

                               (v) No later than 30 days following each calendar quarter, Nano will provide Zygo with a statement of its sales of Automated Interferometer Systems, certified by Nano’s Chief Financial Officer. Upon reasonable notice, and at Zygo’s cost and expense, Nano will permit Zygo and its representatives to audit Nano’s books and records as they pertain to sales of Automated Interferometer Systems; provided that if an audit reveals discrepancy of greater than the lesser of (x) $50,000 or (y) five (5) times aggregate dollar sales, then the cost and expense of such audit shall be borne by Nano.

                     (c) No later than fifteen (15) business days after the Closing Date, Zygo shall perform a physical inventory on the Purchased Inventory in accordance with generally accepted accounting principles applied consistently with Zygo’s past practices. Nano, or their respective representatives, shall observe the taking of the inventory at its sole cost and expense. Disputes between Zygo and Nano with respect to the merchandise inventory shall be resolved by Zygo and Nano at the time the physical inventory is being taken. The results of the inventory shall conclusively be deemed to be the Purchased Inventory for purposes of this Agreement. As part of this inventory, Zygo shall determine the book value of the Purchased Inventory as of the Closing Date, in accordance with generally accepted accounting principles applied consistently with Zygo’s past practices. The determination of the book value of the Purchased Inventory as of the Closing Date pursuant to this Section 1.6(c), shall, for all purposes of this Agreement, be the Purchased Inventory Purchase Price. All work sheets used in determining the foregoing shall be signed by Zygo and Nano or their respective representatives.

          1.7 Payment for Demo Equipment. Nano is purchasing the Demo equipment described in Schedule A-1 (the “Demo Equipment”) for $1,583,224.66, which the parties hereby agree is the net book value (NBV) thereof as of the Closing Date (the “Demo Equipment Purchase Price”). Nano shall pay for such equipment in the manner described in this Section. After the outstanding balance of the Purchased Inventory Purchase Price shall have been reduced to zero pursuant to Section 1.6 of this Agreement, then within ten (10) days after the end of the month in which Nano receives payment on the sale by Nano of each Automated Interferometer System, Nano shall pay to Zygo an amount equal to the price paid to Nano by Nano’s customer for such system, to be applied toward the price of the Demo Equipment, until the Demo Equipment Purchase Price shall have been paid in full. For example, if, after the Purchased Inventory Purchase Price shall have been reduced to zero pursuant to Section 1.6 of this Agreement, Nano sells an Automated Interferometer System for $1,200,000 and the outstanding balance of the Demo Equipment Purchase Price exceeds $1,200,000 at the time of such sale, then Nano shall pay to Zygo the amount of $1,200,000 within ten (10) days after the end of the month in which Nano receives payment of $1,200,000 from Nano’s customer, and such $1,200,000 shall be applied toward the outstanding balance of the Demo Equipment Purchase Price.

          1.8 Acceleration. Notwithstanding the provisions of Section 1.6 and 1.7 to the contrary, if, prior to the date on which Nano shall have paid to Zygo in full the outstanding balance of the Purchased Inventory Purchase Price and the Demo Equipment Purchase Price, […*…].

          1.9 Full Payment of Acquired Assets. Notwithstanding the provisions of Sections 1.6 and 1.7 above or any other provision of this Agreement, full payment by Nano to Zygo for the Purchased Inventory Purchase Price and Demo Equipment Purchase Price shall be completed (paid in full) no later than ten (10) business days after the first anniversary of the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ZYGO

          Zygo represents and warrants to Nano that the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

          The Disclosure Schedule attached hereto as Exhibit C is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule will qualify the corresponding section or subsection in this Article II and any other sections or subsections to which their applicability is reasonably apparent. For purposes of this Article II, the phrase “to the knowledge of Zygo” or any phrase of similar import shall be deemed to refer to the actual knowledge (without independent inquiry or investigation) of the Key Persons.

          2.1 Organization, Qualification and Corporate Power. Zygo is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it in the Business. Zygo is qualified to do business and is in corporate and tax good standing in the state of Oregon.

          2.2 Authorization of Transaction. Zygo has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Zygo of this Agreement and the Ancillary Documents, the performance by Zygo of this Agreement and the Ancillary Documents and the consummation by Zygo of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Zygo. Each of this

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Agreement and the Ancillary Documents has been duly and validly executed and delivered by Zygo and constitutes a valid and binding obligation of Zygo, enforceable against Zygo in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws in effect from time to time affecting creditors’ rights generally, and (b) general principles of law or equity.

          2.3 Noncontravention. Neither the execution and delivery by Zygo of this Agreement and the Ancillary Documents, nor the consummation by Zygo of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Zygo, (b) except for required filings with the Securities and Exchange Commission, or other public company filings, require on the part of Zygo any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Zygo is a party or by which Zygo is bound, or (d) result in the imposition of any Security Interest upon any Acquired Assets, except, in all instances of (b), (c) and (d) above, for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby.

          2.4 Ownership and Condition of Acquired Assets.

                    (a) Zygo is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests. Upon execution and delivery by Zygo to Nano of the instruments of conveyance referred to above, Nano will receive the Acquired Assets, free and clear of all Security Interests, except as provided in Section 1.4(b)(iv) hereof.

                    (b) Each tangible Acquired Asset listed on Schedule A-1 is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

                    (c) Schedule A-1 lists individually all Acquired Assets which are Demo Equipment, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Closing Date.

          2.5 Intellectual Property. None of the Acquired Assets infringes, misappropriates or otherwise violates any patent, copyright, mask work right, trademark right, trade dress right, trade secret right, or other intellectual property right of any Person. The use, sale, export and import of such Acquired Assets do not infringe or misappropriate any intellectual property rights of any Person. Zygo makes the representations and warranties in this Section only as to the

Acquired Assets that have not been modified in any way after delivery to Nano hereunder where the modification causes any claimed infringement.

          2.6 Inventory. All inventory included in the Acquired Assets consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below standard quality which are identified in Section 2.6 of Exhibit C.

          2.7 Contracts. Zygo has delivered to Nano a complete and accurate copy of each of the Assigned Contracts. With respect to each Assigned Contract: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) subject to obtaining the consent contemplated by Section 4.6 hereof, the agreement is assignable by Zygo to Nano and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Zygo nor, to the knowledge of Zygo, any other party, is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Zygo, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Zygo or, to the knowledge of Zygo, any other party under such agreement.

          2.8 Litigation. There is no Legal Proceeding which is pending or, to Zygo’s knowledge, has been threatened against Zygo related to the Business or the Acquired Assets. There are no judgments, orders or decrees outstanding against Zygo related to the Business or the Acquired Assets.

          2.9 Warranties. No product or service manufactured, sold, leased, licensed or delivered by Zygo, the obligation of which is being assumed by Nano, in connection with the Business is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of Zygo, which are set forth in the Assigned Contracts, and (ii) manufacturers’ warranties for which Zygo has no liability.

          2.10 Employees. Section 2.10 of Exhibit C contains a list of all employees (and their status of citizenship) of Zygo whose services relate primarily to the Business. To the knowledge of Zygo, no employee or group of employees listed on Schedule 4.4 hereto has informed Zygo that such employee(s) plan not to accept employment with Nano if so offered by Nano. Zygo is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes that relate to the Acquired Assets or the employees of Zygo listed on Schedule 4.4 hereto. Zygo has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to the employees of Zygo listed on Schedule 4.4 hereto.

          2.11 Legal Compliance. Zygo is currently conducting, and has at all times in the past two years conducted, the Business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to be materially adverse to the Business as a whole. To Zygo’s knowledge, it has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation related to the Business.

          2.12 Customers and Suppliers. Section 2.12 of Exhibit C sets forth a list of each supplier that is the sole supplier of any significant product or service to Zygo related to the Business. Section 2.12 also sets forth a list of each customer of the Business, and each party with whom Zygo has engaged over the past twelve months as a prospective customer of the Business, including a summary description of the status of such engagement. To Zygo’s knowledge, no such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to Zygo. No purchase order or commitment of Zygo which is an Assigned Contract was in excess of normal requirements at the time entered into.

          2.13 Permits. To Zygo’s knowledge, there are no material permits, licenses, rights, registrations or other authorizations (collectively, “Permits”) required in connection with Zygo’s conduct of the Business. Notwithstanding the foregoing, Nano’s sole recourse with respect to a breach of this representation shall be fulfillment of Zygo’s obligations under Section 4.12 hereof.

          2.14 Brokers’ Fees. Zygo has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          2.15 Fixed Assets. Section 2.15 of Exhibit C sets forth a list or description of all fixed assets located in the Oregon Facility that are the subject of the Sublease Agreement. There are no liens on such fixed assets, other than customary landlord’s liens.

          2.16 Lease for the Oregon Facility. Attached as Section 2.16 of Exhibit C is a true and correct copy of Zygo’s lease of the Oregon Facility (the “Lease”). Zygo has paid all amounts due to date under the Lease and has performed all obligations of Zygo required to date under the Lease.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NANO

          Nano represents and warrants to Zygo that the statements contained in this Article III are true and correct as of the date of this Agreement.

          3.1 Organization and Corporate Power. Nano is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Nano has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          3.2 Authorization of the Transaction. Nano has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Nano of this Agreement and the Ancillary Documents and the consummation by Nano of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Nano. This Agreement has been duly and validly executed and delivered by Nano and constitutes a valid and binding obligation of Nano, enforceable against it in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws in effect from time to time affecting creditors’ rights generally, and (b) general principles of law or equity.

          3.3 Noncontravention. Neither the execution and delivery by Nano of this Agreement or the Ancillary Documents, nor the consummation by Nano of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Nano, (b) except for required filings with the Securities and Exchange Commission, or other public company filings, require on the part of Nano any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Nano is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Nano or any of its properties or assets.

          3.4 Use of Technology. In addition to selling the Zygo Unifire system, Nano is entering into this Agreement and the Supply Agreement with the current intention of using commercially reasonable efforts to market and sell all four types of systems enumerated as clauses (a) through (d) in the definition of “Approved Systems.”

          3.5 Viability. To Nano’s knowledge, it has sufficient resources, financial and otherwise, to satisfy each of its obligations hereunder and under the Supply Agreement as each comes due.

ARTICLE IV

COVENANTS

          4.1 Proprietary Information. From and after the Closing, neither Party shall disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Documents), and each Party shall use its best efforts to cause all of its Affiliates or other advisors or representatives not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Business or the other Party or its business (including the financial information, technical information or data relating to its products and names of its customers), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by such Party or an Affiliate or other advisor or representative thereof. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Zygo or Nano from making its required filings with the Securities and Exchange Commission, or other public company filings, including without limitation any filing requiring attachment of this Agreement or the Supply Agreement as an exhibit.. Zygo shall use commercially reasonable efforts to enforce, for the benefit of Nano, all confidentiality agreements, invention assignments and similar agreements between such party and any other party relating to the Acquired Assets.

          4.2 Non-Competition.

                    (a) During the term of the Supply Agreement and for a period of twelve months thereafter, Zygo shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, market or sell Automated Interferometer Systems in Approved Markets, or sell Heads or Automated Interferometer Systems to any other Person with the actual knowledge that such Person will utilize the Heads in Automated Interferometer Systems in Approved Markets. Zygo shall enforce, for the benefit of Nano, all non-competition and similar agreements between Zygo and any other party which are not Assigned Contracts, in all instances only to the extent such agreements would prevent such third party from marketing or selling Approved Systems in Approved Markets. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing herein shall prevent Zygo from providing, directly or indirectly, (i) Automated Interferometer Systems in any markets other than the Approved Markets or (ii) any other products, including without limitation laboratory systems, semi-automated systems, and stage metrology systems (such as distance measuring interferometry systems) in any market.

                    (b) Zygo agrees that the duration and geographic scope of the non-competition provisions set forth in this Section are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

          4.3 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such Party relating to or arising out of the conduct of the Business by Zygo or Nano prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Parties or their officers, directors, employees and agents, for their time spent in such cooperation.

          4.4 Employees. Nano will offer employment as of the Closing Date to, and hire if such offer is accepted, and Zygo hereby consents to the hiring by Nano of, those employees listed on Schedule 4.4 hereto. Nano hereby agrees that it will offer employment to such persons on substantially similar terms as those provided to such persons by Zygo, which terms Nano acknowledges have been disclosed in writing by Zygo to Nano prior to the date of this Agreement. Nano hereby agrees that, from and after the Closing Date, it will be responsible for any separation, termination or similar costs or other payments to each employee listed on Schedule 4.4 (the “Obligations”) provided that (a) such employee accepts employment with Nano and commences work for Nano after the date hereof, and (b) Nano has offered such rights to the particular employee. Zygo hereby waives, with respect to the employment by Nano of such employees, any claims or rights Zygo may have against Nano or any such employee under any non-competition, confidentiality or employment agreement, to the extent it relates to the Business.

          4.5 Warranty Claims. Nano shall assume as of the Closing, and become responsible for, all warranty obligations of Zygo related to any Automated Interferometer, any Automated Interferometer System or component of any Automated Interferometer System, in all instances to the extent sold by Zygo prior to the signing of this Agreement in Nano’s Field of Use. In furtherance thereof, Nano agrees to perform all such warranty obligations and to maintain sufficiently qualified personnel in order to satisfy its obligations hereunder. With respect to each such warranty claim actually made, Zygo shall pay to Nano, within thirty (30) days after receiving Nano’s invoice, an amount equal to (a) all direct, actual costs incurred by Nano in responding to such warranty claim and performing the applicable warranty obligations, plus (b) 30% of such costs. This clause is not applicable for warranty claims for heads or components sold by Zygo to Nano after this Agreement is signed.

          4.6 […*…].

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

          4.7 Automated Interferometer Systems. Nano shall assume as of the Closing, and become responsible for, the obligations of Zygo to install and service all Automated Interferometer Systems shipped or sold by Zygo prior to the Closing Date in Nano’s Field of Use. With respect to each such installation or service obligation performed by Nano, Zygo shall pay to Nano, […*…] an amount equal to […*…].

          4.8 Assigned Contracts. Nano shall perform, in accordance with the terms of all Assigned Contracts, the obligations of Zygo arising thereunder after the Closing.

          4.9 Assumed Liabilities. Nano shall satisfy all Assumed Liabilities in accordance with the terms thereof.

          4.10 Oregon Facility Assets. Zygo shall not at any time remove from the Oregon Facility any of the equipment, furniture, furnishings, phone system, fixed assets or supplies located at the Oregon Facility (other than letterhead stationery and similar supplies that contain Zygo’s name or trademarks). Nano shall not at any time remove from the Oregon Facility any of the equipment, furniture, furnishings, phone system, fixed assets or supplies provided by Zygo at the Oregon Facility.

          4.11 Contracts. Zygo agrees that, to the extent the Assigned Contracts and the rights obtained by Nano under this Agreement and the Supply Agreement are insufficient to conduct the Business from and after the Closing in the manner it was conducted by Zygo prior to the Closing, then Zygo shall, at Zygo’s expense, use commercially reasonable efforts to provide Nano with such rights as would be sufficient to so conduct the Business.

          4.12 Permits. Zygo agrees that, to the extent any Permits were required but not obtained prior to the Closing, in connection with Zygo’s conduct of the Business prior to the Closing, and such failure to hold any such Permit results in any Damages to Nano, then Zygo shall, at Zygo’s expense, use commercially reasonable efforts to obtain such Permits.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE V

INDEMNIFICATION

          5.1 Indemnification by Zygo. Zygo shall indemnify Nano in respect of, and hold Nano harmless against, Damages incurred or suffered by Nano or any Affiliate thereof resulting from, relating to or constituting:

                    (a) any breach, as of the date of this Agreement, of any representation or warranty of Zygo contained in this Agreement, any Ancillary Document or any other agreement or instrument furnished by Zygo to Nano pursuant to this Agreement, or

                    (b) any failure to perform any covenant or agreement of Zygo contained in this Agreement, any Ancillary Document or any other agreement or instrument furnished by Zygo to Nano pursuant to this Agreement.

          5.2 Indemnification by Nano. Nano shall indemnify Zygo in respect of, and hold it harmless against, any and all Damages incurred or suffered by Zygo resulting from, relating to or constituting:

                    (a) any breach, as of the date of this Agreement, of any representation or warranty of Nano contained in this Agreement, any Ancillary Document or any other agreement or instrument furnished by Nano to Zygo pursuant to this Agreement,

                    (b) any failure to perform any covenant or agreement of Nano contained in this Agreement, any Ancillary Document or any other agreement or instrument furnished by Nano to Zygo pursuant to this Agreement,

                    (c) any failure to perform any obligation assumed by Nano pursuant to the Assigned Contracts, or

                    (d) any Assumed Liability.

          5.3 Indemnification Claims

          An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall promptly furnish the Controlling Party with such information as it may have or receive with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (x) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 5.3 or (y) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          5.4 Arbitration.

                    (a) Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) shall be resolved by a binding arbitration, to be held in Portland, Oregon (or its nearest surrounding area) pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the AAA.

                    (b) The parties shall commence the arbitration by jointly filing a written submission with the Portland, Oregon (or its nearest surrounding area) office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

                    (c) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (i) modify or disregard any provision of this Agreement or any Ancillary Document, or (ii) address or resolve any issue not submitted by the parties.

                    (d) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

          5.5 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 5.1(a) and Section 5.2(a) shall (a) survive the Closing and (b) shall expire on the date 18 months following the Closing Date, except that the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2 shall survive the Closing. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article V shall not be affected by (x) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (y) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

          5.6 Limitations. Notwithstanding anything to the contrary herein, Zygo shall not be liable under this Article V unless and until the aggregate Damages for which it would otherwise be liable under this Article V exceed […*…]. Thereafter Zygo will be responsible for such excess Damages in an amount not to exceed […*…]. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Zygo be liable for any consequential, indirect, punitive, individual or special damages of any nature, or any damage or claim for lost profits.

          5.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article V shall be treated as an adjustment to the consideration paid hereunder for tax purposes.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE VI

DEFINITIONS

          For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

          “AAA” shall mean the American Arbitration Association.

          “Acquired Assets” shall mean the assets of Zygo set forth on Schedule A-1 hereto.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

          “Ancillary Documents” shall mean the Supply Agreement, that certain Confidentiality Agreement dated as of February 23, 2009 by and between the Parties, the Bill of Sale, the Assumption Agreement, the Sublease Agreement and the documents executed and delivered by the Parties pursuant to Section 1.4(c).

          “Approved Markets” means the following markets in which Nano will have the exclusive right to market and sell Approved Systems, but limited to Nano’s Field of Use (defined below): (a) manufacturing and testing of semiconductors, including but not limited to […*…] (b) manufacturing and testing of […*…] (c) manufacturing and testing of […*…] and (d) manufacturing and testing of […*…].

          “Approved Systems” means the following types of systems that Nano will have exclusive rights to market and sell in Approved Markets pursuant to the terms of this Agreement and the Supply Agreement: (a) an Automated Interferometer System referred to as the “Unifier” that has been designed, marketed and sold by Zygo […*…].

          “Arbitrator” shall mean a single arbitrator selected by Nano and Zygo in accordance with the Commercial Rules.

          “Assigned Contracts” shall mean those contracts set forth on Schedule A-2 hereto.

          “Assumed Liabilities” shall mean those liabilities set forth on Schedule B hereto and all obligations of Zygo arising after the Closing under the Assigned Contracts.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

          “Automated Interferometer System” means an interferometer system including fully-automated wafer handling equipment sufficient to enable in-line operation in the Approved Markets for Nano’s Field of Use, and specifically excluding laboratory tool interferometer systems and semi-automated interferometer systems (such as those with motorized stages). “Automated Interferometer Systems” can be a stand-alone metrology unit or it can be incorporated into another unit, such as a production unit to, for example, provide real-time metrology feedback during production of a device.

          “Business” shall mean the marketing and sale of Approved Systems in Approved Markets.

          “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

          “Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article V for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

          “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

          “Closing” shall mean the closing of the transactions contemplated by this Agreement.

          “Closing Date” shall mean the date of this Agreement.

          “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

          “Controlling Party” shall mean the party controlling the defense of any Third Party Action.

           “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), in all instances actually and directly incurred, and other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party.

          “Disclosure Schedule” shall mean the disclosure schedule provided by Zygo to Nano and attached hereto.

          “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

          “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

          “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article V.

          “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

          “GAAP” shall mean United States generally accepted accounting principles.

          “Governmental Entity” means any government or governmental or regulatory entity or body thereof, or political subdivision thereof, whether Federal, state, local or foreign, or any commission, agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

          “Heads” means the heads for interferometers made by or for Zygo as described in Exhibit A to the Supply Agreement as well as any heads hereafter made by or for Zygo that include modifications or improvements but are generally the same as, or a successor of, such heads described in Exhibit A to the Supply Agreement.

          “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article V of this Agreement.

          “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

          “Key Person” shall mean Zygo’s chief executive officer, divisional president, chief financial officer, senior vice president of technology, and vice president of semiconductor solutions.

          “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

          “Nano’s Field of Use” means in-line, fully–automated wafer handling equipment, as opposed to laboratory tools or semi-automated systems (such as those with motorized stages).

          “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

          “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

          “Parties” shall mean Nano and Zygo.

          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity.

          “Requisite Approvals” shall mean the approval of the sale of the Acquired Assets by Zygo to Nano as contemplated by this Agreement by the directors of Zygo.

          “Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of Zygo that are not Assumed Liabilities.

          “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of Zygo and not material to Zygo.

          “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

          “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article V.

ARTICLE VII

MISCELLANEOUS

          7.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rules (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

          7.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated February 23, 2009 between Nano and Zygo shall remain in effect in accordance with its terms.

          7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any attempted assignment in contravention of this provision shall be void.

          7.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

          7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Zygo:	Copy to:

Zygo Corporation	Fulbright & Jaworski L.L.P.
Laurel Brook Road	666 Fifth Avenue
Middlefield, CT 06455-0448	New York, NY 10103
Attn: Chief Executive Officer	Attn: Sheldon Nussbaum
Tel: 860-704-5109	Tel: (212) 318-3000

Fax: 860-347-8372	Fax: (212) 318-3400

If to Nano:	Copy to:

Nanometrics Incorporated	Perkins Coie LLP
1550 Buckeye Drive	101 Jefferson Drive
Milpitas, CA 95035	Menlo Park, CA 94025
Attn: Chief Executive Officer	Attn: Buddy Arnheim
Tel: (408) 545-6000	Tel: (650) 838-4300
Fax: (408) 904-6278	Fax: (650) 838-4350

          Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          7.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

          7.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          7.11 Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          7.12 Service of Process. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.7, provided that nothing in this Section 7.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

          7.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          7.14 Construction.

                    (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

                    (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                    (c) Any reference herein to “including” shall be interpreted as “including without limitation.”

                    (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

          7.15 Cross Default. A breach by either party under the Supply Agreement shall be deemed to constitute a breach by that party under this Agreement.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NANOMETRICS INCORPORATED

By:	/s/ Timothy J. Stultz, Ph.D.

Title:	President and Chief Executive Officer

ZYGO CORPORATION

By:	/s/ J. Bruce Robinson

Title:	Chief Executive Officer

EXHIBIT A

EXECUTION COPY

BILL OF SALE AND ASSIGNMENT

          THIS BILL OF SALE AND ASSIGNMENT is made and entered into as of June 17, 2009, by and among Zygo Corporation, a Delaware corporation (“Zygo”); and Nanometrics Incorporated, a Delaware corporation (“Nano”).

WITNESSETH:

          WHEREAS, Zygo and Nano have entered into that certain Asset Transfer Agreement dated June 17, 2009 (the “Asset Transfer Agreement”), pursuant to which Zygo has agreed to convey, and Nano has agreed to acquire, the Acquired Assets (as such term is defined in the Asset Transfer Agreement) and all of Zygo’s rights and obligations under the Assigned Contracts (as such term is defined in the Asset Transfer Agreement), for the consideration therein provided.

          NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zygo and Nano hereby agree as follows:

          1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Asset Transfer Agreement.

          2. Sale of Assets; Assignment of Contract. Zygo hereby sells, transfers, conveys, assigns and delivers to Nano at the Closing, for the consideration specified in Section 1.3 of the Asset Transfer Agreement, (a) all right, title and interest in, to and under the Acquired Assets, and (b) subject to Section 4.6 of the Asset Transfer Agreement, all its rights and obligations under the contract listed on Schedule A-2 to the Asset Transfer Agreement (the “Assigned Contract”).

          3. Acceptance. Nano hereby accepts (a) the sale, transfer, conveyance and assignment to Nano of valid ownership of the Acquired Assets and (b) subject to Section 4.6 of the Asset Transfer Agreement, all of Zygo’s rights and obligations under the Assigned Contract.

          4. Miscellaneous.

                  (a) All of the representations, warranties, covenants and agreements contained in the Asset Transfer Agreement with respect to the Assets being sold, conveyed, assigned, transferred and delivered hereby shall survive the delivery of this Bill of Sale and Assignment and the Closing of the transactions referred to in the Asset Transfer Agreement to the extent set forth in the Asset Transfer Agreement.

                  (b) This instrument is being delivered pursuant to Section 1.4(b)(i) of the Asset Transfer Agreement and shall be construed consistent therewith. This instrument is not intended to,

and does not, in any manner enlarge, diminish or modify the rights and obligations of the parties to the Asset Transfer Agreement.

                  (c) This instrument shall be governed by and construed in accordance with the laws of the State of Delaware.

          5. Counterparts. This Bill of Sale and Assignment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Bill of Sale and Assignment shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Bill of Sale and Assignment or any counterpart hereof to produce or account for any of the other counterparts.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered as of the day and year first above written.

NANOMETRICS INCORPORATED

By:

Title:

ZYGO CORPORATION

By:

Title:

EXHIBIT B

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made and entered into is made and entered into as of June 17, 2009, by and among Zygo Corporation, a Delaware corporation (“Assignor”); and Nanometrics Incorporated, a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Transfer Agreement dated as of June 17, 2009 (the “Purchase Agreement”), pursuant to which Assignee has purchased substantially all of the assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Assignment and Assumption Agreement is contemplated by Section 1.4(b)(iv) of the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Assignment and Assumption. Effective as of 1:00 p.m. New York time on the date hereof (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee the Assumed Liabilities, as contemplated pursuant to Section 1.2 of the Purchase Agreement. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities.

3. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

4. Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Assignment and Assumption Agreement and the carrying out of the provisions of this Assignment and Assumption Agreement.

5. Miscellaneous.

          (a) All of the representations, warranties, covenants and agreements contained in the Asset Transfer Agreement with respect to the Assets being sold, conveyed, assigned, transferred and delivered hereby shall survive the delivery of this Assignment and Assumption Agreement and the Closing of the transactions referred to in the Asset Transfer Agreement to the extent set forth in the Asset Transfer Agreement.

          (b) This instrument is being delivered pursuant to Section 1.4(b)(iv) of the Asset Transfer Agreement and shall be construed consistent therewith. This instrument is not intended to, and does not, in any manner enlarge, diminish or modify the rights and obligations of the parties to the Asset Transfer Agreement.

          (c) This instrument shall be governed by and construed in accordance with the laws of the State of Delaware.

6. Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Assignment and Assumption Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Assignment and Assumption Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

NANOMETRICS INCORPORATED

By:

Title:

ZYGO CORPORATION

By:

Title:

EXHIBIT C

[…*…]

*   CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT D

[Supply Agreement]